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                                  Exhibit 1.3

               CERTIFICATE OF DESIGNATIONS, NUMBER, VOTING POWERS,
                 PREFERENCES AND RIGHTS OF SERIES B CONVERTIBLE
                                 PREFERRED STOCK
                                       OF
                          LEVEL 3 COMMUNICATIONS, INC.

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

     The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of Level 3 Communications, Inc., a Delaware corporation (hereinafter called the "Corporation"), with the preferences and rights set forth therein relating to dividends, conversion, redemption, dissolution and distribution of assets of the Corporation having been fixed by the Board of Directors pursuant to authority granted to it under Article VII of the Corporation's Restated Certificate of Incorporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of
Delaware:

     RESOLVED: That, pursuant to authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the Corporation, the Board of Directors hereby authorizes the issuance of 500,000 shares of Series B Convertible Preferred Stock of the Corporation, and hereby fixes the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares, in addition to those set forth in the Restated Certificate of Incorporation of the Corporation, as follows:

     1. DESIGNATION AND AMOUNT. The shares of such series shall be designated
        ----------------------
"Series B Convertible Preferred Stock" (the "Series B Preferred Stock") and the number of shares constituting such series shall be 500,000.


     2. DIVIDENDS.
        ---------

     (a) The holders of Series B Preferred Stock shall be entitled to receive, if, as and when declared by the Board of Directors of the Corporation (the "Board of Directors"), out of legally available funds of the Corporation, dividends per share equal to 9% per annum of the Stated Value (as herein defined) of such Series B Preferred Stock, before any dividends shall be declared, set apart for or paid upon the Series A Junior Participating Preferred Stock, Class R Stock or Common Stock or any other stock ranking with respect to dividends or on liquidation junior to the Series B Preferred Stock (such stock being referred to hereinafter collectively as "Junior Stock") in any year. All dividends declared upon the Series B Preferred Stock shall be declared pro rata per share. Such dividends shall accrue from the date of issuance and shall be payable in cash if, as and when declared by the Board of Directors on April 15, July 15, October 15 and January 15 of each year, commencing on October 15, 2002, to the holders of record of shares of Series B Preferred Stock on April 1, July 1, October 1 and January 1, as applicable. For purposes hereof, the term "Stated Value" shall mean $1,000 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, stock distribution or combination with respect to the Series B Preferred Stock.

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     (b) Dividends on the Series B Preferred Stock shall be cumulative and shall continue to accrue whether or not declared and whether or not in any fiscal year there shall be net profits or surplus available for the payment of dividends in such fiscal year, so that if in any fiscal year or years, dividends in whole or in part are not paid upon the Series B Preferred Stock, unpaid dividends shall accumulate as against the holders of the Junior Stock. No interest, premium or penalty shall accrue or be payable in respect of any dividends accrued on the Series B Preferred Stock that are in arrears.

     (c) No dividends on the Series B Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement or instrument relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

     3. LIQUIDATION, DISSOLUTION OR WINDING UP.
        --------------------------------------

     (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any other Preferred Stock of the Corporation ranking on liquidation prior and in preference to the Series B Preferred Stock (such Preferred Stock being referred to hereinafter as "Senior Preferred Stock") upon such liquidation, dissolution or winding up, but before any payment shall be made to the holders of Junior Stock, an amount in cash equal to the Stated Value per share plus any dividends thereon accrued but unpaid. If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for the distribution to its stockholders (after payment in full of all amounts required to be paid or distributed to holders of any Senior Preferred Stock) shall be insufficient to pay the holders of shares of Series B Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series B Preferred Stock, and any other Preferred Stock ranking or liquidation on a parity with the Series B Preferred Stock, shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

     (b) After the payment of all preferential amounts required to be paid to the holders of Senior Preferred Stock and Series B Preferred Stock and any other series of Preferred Stock upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Common Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.

     (c) The merger or consolidation of the Corporation into or with another corporation, the merger or consolidation of any other corporation into or with the Corporation, or the sale, conveyance, mortgage, pledge or lease of all or substantially all the assets of the

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Corporation shall not be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 3.

     4. VOTING.
        ------

     (a) Each issued and outstanding share of Series B Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which each such share of Series B Preferred Stock is convertible (as adjusted from time to time pursuant to Section 6 hereof), at each meeting of stockholders of the Corporation (or pursuant to any action by written consent) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by applicable law or by the provisions of Sections 4(b) below, holders of Series B Preferred Stock shall vote together with the holders of Common Stock as a single class.

     (b) The Corporation shall not amend, alter or repeal the preferences, special rights or other powers of the Series B Preferred Stock so as to affect adversely the Series B Preferred Stock, without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, given in writing, by proxy or by vote at a meeting, consenting or voting (as the case may be) separately as a class. For this purpose, the authorization or issuance by the Corporation of any series of Preferred Stock with preference or priority over, the Series B Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall be deemed so to affect adversely the Series B Preferred Stock.

     5. OPTIONAL CONVERSION. Each share of Series B Preferred Stock may be
        -------------------
converted at any time, at the option of the holder thereof, into the number of fully paid and nonassessable shares of Common Stock obtained by dividing the Stated Value by the Conversion Price then in effect (the "Conversion Rate"), provided, however, that on any redemption of any Series B Preferred Stock or any liquidation of the Corporation, the right of conversion shall terminate at the close of business on the full business day next preceding the date fixed for such redemption or for the payment of any amounts distributable on liquidation to the holders of Series B Preferred Stock.

     (a) The initial conversion price, subject to adjustment as provided herein, is equal to $3.41 (the "Conversion Price"). The initial Conversion Rate for the Series B Preferred Stock shall be approximately 293.255 shares of Common Stock for each one share of Series B Preferred Stock surrendered for conversion. The applicable Conversion Rate and Conversion Price from time to time in effect is subject to adjustment as hereinafter provided.

     (b) The Corporation shall not issue fractions of shares of Common Stock upon conversion of Series B Preferred Stock or scrip in lieu thereof. If any fraction of a share of Common Stock would, except for the provisions of this
Section 5(b), be issuable upon conversion of any Series B Preferred Stock, the Corporation, at is option, shall either (i) in lieu thereof pay to the person entitled thereto an amount in cash equal to the current value of such fraction, calculated to the nearest one-hundredth (1/100) of a share by multiplying such fraction by the Current Market Price (as defined in Section 6(b) hereof) as of the conversion date for such

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shares Series B Preferred Stock, or (ii) round upward to the next whole number the number of shares of Common Stock to be issued upon conversion.

     (c) Whenever the Conversion Rate and Conversion Price shall be adjusted as provided in Section 6 hereof, the Corporation shall promptly (and in any event within 20 business days) file at the office designated for the conversion of Series B Preferred Stock, a statement, signed by the Chairman of the Board, the President, any Vice President or Treasurer of the Corporation, showing in reasonable detail the facts requiring such adjustment and the Conversion Rate that will be effective after such adjustment. The Corporation shall also cause a notice setting forth any such adjustments to be sent by mail, first class, postage prepaid, to each record holder of Series B Preferred Stock at his or its address appearing on the stock register. If such notice relates to an adjustment resulting from an event referred to in Section 6(f) hereof, such notice shall be included as part of the notice required to be mailed and published under the provisions of Section 6(f) hereof.

     (d) In order to exercise the conversion privilege, the holder of any Series B Preferred Stock to be converted shall surrender his or its certificate or certificates therefor to the principal office of the transfer agent for the Series B Preferred Stock (or if no transfer agent be at the time appointed, then the Corporation at its principal office), and shall give written notice to the Corporation at such office that the holder elects to convert the Series B Preferred Stock represented by such certificates, or any number thereof. Such notice shall also state the name or names (with address) in which the certificate or certificates for shares of Common Stock which shall be issuable on such conversion shall be issued, subject to any restrictions on transfer relating to shares of the Series B Preferred Stock or shares of Common Stock upon conversion thereof. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly authorized in writing. The date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of the certificates and notice shall be the conversion date. As soon as practicable after receipt of such notice and the surrender of the certificate or certificates for Series B Preferred Stock as aforesaid, but in no event more than 10 business days after such notice and surrender, the Corporation shall cause to be issued and delivered at such office to such holder a certificate or certificates registered in the name of such holder for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, cash as provided in Section 5(b) hereof in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion and, if less than all shares of Series B Preferred Stock represented by the certificate or certificates so surrendered are being converted, a residual certificate or certificates representing the shares of Series B Preferred Stock not converted.

     (e) The Corporation shall at all times when the Series B Preferred Stock shall be outstanding reserve and keep available out of its authorized but unissued stock, for the purposes of effecting the conversion of the Series B Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series B Preferred Stock.

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     (f) Upon any such conversion, all accrued and unpaid dividends on the
Series B Preferred Stock surrendered for conversion shall be paid at the election of the Corporation, in cash or in shares of Common Stock. In the event such dividends are paid in additional shares of Common Stock, the number of shares of Common Stock to be issued in payment of the dividend with respect to each outstanding share of Common Stock shall be determined by dividing the amount of the dividend that would have been payable had such dividend been paid in cash by an amount equal to the Conversion Price. To the extent that any such dividend would result in the issuance of a fractional share of Common Stock (which shall be determined with respect to the aggregate number of shares of Common Stock held of record by each holder) then the amount of such fraction multiplied by the Conversion Price shall, at the option of the Corporation, either (i) be paid in cash (unless there are no legally available funds with which to make such cash payment, in which event such cash payment shall be made as soon as possible), or (ii) round upward to the next whole number the number of shares of Common Stock to be issued in payment of the dividend.

     (g) All shares of Series B Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices, to vote and to receive any dividends thereon, other than as provided by Section 5(f), shall forthwith cease and terminate except only the right of the holder thereof to receive shares of Common Stock in exchange therefor. Any shares of Series B Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series B Preferred Stock accordingly.

     6. ANTI-DILUTION PROVISIONS.
        ------------------------

     (a) The Conversion Price shall be subject to adjustment from time to time in accordance with this Section 6. For purposes of this Section 6, the term "Number of Common Shares Deemed Outstanding" at any given time shall mean the sum of (x) the number of shares of Common Stock outstanding at such time, (y) the number of shares of Common Stock issuable assuming conversion at such time of the Corporation's Convertible Securities, including the Series B Preferred Stock and (z) the maximum number of shares of the Common Stock issuable upon exercise of outstanding Options with an exercise price less than the Conversion Price then in effect.

     (b) Except as provided in Section 6(c) or 6(e) hereof, if and whenever on or after July 5, 2002 (the "Measurement Date"), the Corporation shall issue or sell, or shall in accordance with paragraphs 6(b)(1) to (8), inclusive, be deemed to have issued or sold any shares of its Common Stock for a consideration per share less than both (x) the Average Current Market Price of the Corporation's Common Stock as of the date of such issue or sale and (y) the Conversion Price in effect immediately prior to the time of such issue or sale, then forthwith upon such issue or sale (the "Adjustment Triggering Transaction"), the Conversion Price shall, subject to paragraphs (1) to (8) of this Section 6(b), be reduced to the Conversion Price (calculated to the nearest tenth of a cent) determined by dividing:

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     (i) an amount equal to the sum of (x) the product derived by multiplying the Number of Common Shares Deemed Outstanding immediately prior to such Adjustment Triggering Transaction by the Conversion Price then in effect, plus
(y) the consideration, if any, received by the Corporation upon consummation of such Adjustment Triggering Transaction, by

     (ii) an amount equal to the sum of (x) the Number of Common Shares Deemed Outstanding immediately prior to such Adjustment Triggering Transaction plus (y) the number of shares of Common Stock issued (or deemed to be issued in accordance with paragraphs 6(b)(1) to (8)) in connection with the Adjustment Triggering Transaction.

     "Average Current Market Price" of the Corporation's Common Stock shall mean the average of the daily Current Market Prices for the ten consecutive trading days preceding the day in question. "Current Market Price" of the Corporation's Common Stock for any day shall mean the last reported per share sale price, regular way on such day, or if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the Nasdaq National Market or, if such Common Stock is not quoted or admitted to trading on such quotation system, on the principal national securities exchange or quotation system on which such Common Stock may be listed or admitted to trading or quoted, or, if not listed or admitted to trading or quoted on any national securities exchange or quotation system, the average of the closing per share bid and asked prices of such Common Stock on the over-the-counter market on the day on question as reported by the National Quotation Bureau Incorporated, or similar generally accepted reporting service, or, if not so available in such manner, as furnished by any Nasdaq member firm selected from time to time by the Board of Directors for that purpose, or, if not so available in such manner, as otherwise determined in good faith by the Board of Directors.

     For purposes of determining the adjusted Conversion Price under this
Section 6(b), the following paragraphs (1) to (8), inclusive, shall be applicable:


     (1) In case the Corporation at any time shall in any manner grant (whether directly or by assumption in a merger or otherwise) after the Measurement Date any rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities"), whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable and the price per share for which the Common Stock is issuable upon exercise, conversion or exchange (determined by dividing (x) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such

     Convertible Securities and upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities) shall be less than both (a) the Average Current Market Price as of the day of granting of such Option and (b) the Conversion Price in effect immediately prior to the time of the granting of such Option, then the total maximum amount of Common Stock issuable upon the exercise of such Options or in the case of Options for Convertible Securities, upon the conversion or exchange of such Convertible Securities shall (as of the date of granting of such Options) be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. No adjustment of the Conversion Price shall be made upon the actual issue of such shares of Common Stock or such Convertible Securities upon the exercise of such Options, except as otherwise provided in paragraph (3) below.

          (2) In case the Corporation at any time shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell after the Measurement Date any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (x) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than both (a) the Average Current Market Price as of the day of granting of such Option and (b) the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. No adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon exercise of the rights to exchange or convert under such Convertible Securities, except as otherwise provided in paragraph (3) below.


          (3) If the purchase price provided for in any Options referred to in paragraph (1), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in paragraphs (1) or (2), or the rate at which any Convertible Securities referred to in paragraphs (1) or (2) are convertible into or exchangeable for Common Stock shall change at any time (including by reason of provisions designed to protect against dilution of the type set forth in Sections 6(b)), the Conversion Price in effect at the time of such change shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.

          (4) On the expiration of any Option or the termination of any right to convert or exchange any Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

          (5) In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration as determined in good faith by the Board of Directors. In case any shares of Common Stock, Options or Convertible Securities shall be issued in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving corporation as shall be attributable to such Common Stock, Options or Convertible Securities, as the case may be, as determined in good faith by the Board of Directors.

          (6) The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock for the purpose of this Section 6(b).

          (7) In case the Corporation shall declare a dividend or make any other distribution upon the stock of the Corporation payable in Options or Convertible Securities, then in such case any Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

          (8) For purposes of this Section 6(b), in case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (x) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities, or (y) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right or subscription or purchase, as the case may be.

     (c) In case the Corporation shall at any time (i) subdivide the outstanding Common Stock or (ii) issue a dividend on its outstanding Common Stock payable in shares of Common Stock, the number of shares of Common Stock issuable upon conversion of the Series

B Preferred Stock shall be proportionately increased by the same ratio as the subdivision or dividend (with appropriate adjustments to the Conversion Price in effect immediately prior to such subdivision or dividend). In case the Corporation shall at any time combine its outstanding Common Stock, the number of shares issuable upon conversion of the Series B Preferred Stock immediately prior to such combination shall be proportionately decreased by the same ratio as the combination (with appropriate adjustments to the Conversion Price in effect immediately prior to such combination).

     (d) If any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, cash or other property with respect to or in exchange for Common Stock, then, adequate provision shall be made whereby the holders of the Series B Preferred Stock shall have the right to acquire and receive upon conversion of the Series B Preferred Stock, which right shall be prior to the rights of the holders of Junior Stock (but subject to the rights of holders of Senior Preferred Stock, if any), such shares of stock, securities, cash or other property issuable or payable (as part of the reorganization, reclassification, consolidation, merger or sale) with respect to or in exchange for such number of outstanding shares of Common Stock as would have been received upon conversion of the Series B Preferred Stock at the Conversion Price then in effect.

     (e) The provisions of this Section 6 shall not apply to any Common Stock issued, issuable or deemed outstanding under paragraphs 6(b)(1) to (8) inclusive: (i) to any person pursuant to any stock option, stock purchase or similar equity compensation plan or arrangement for the benefit of employees of the Corporation or its subsidiaries in effect on the Initial Issuance Date or thereafter adopted by the Board of Directors, (ii) pursuant to options, warrants and conversion rights in existence on the Initial Issuance Date, (iii) on conversion of the Series B Preferred Stock or the sale of any additional shares of Series B Preferred Stock, (iv) the issuance of shares of Common Stock in any public offering, (v) the issuance of capital stock in connection with any bona fide acquisitions of assets or securities of another person or entity, or (vi) in exchange for the Corporation's outstanding debt securities, (vii) the issuance of the Company's 9% Junior Convertible Subordinated Notes due 2012 (the "Notes") or (viii) on conversion of the Notes.

     (f) In the event that:

     (1) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights, or

     (2) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, including any subdivision or combination of its outstanding shares of Common Stock, or consolidation or merger of the Corporation with, or sale of all or substantially all of its assets to, another corporation, or

     (3) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in connection with such event, the Corporation shall give to the holders of the Series B Preferred Stock:

          (i) at least twenty (20) days prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up; and

          (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least twenty (20) days prior written notice of the date when the same shall take place. Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of the Series B Preferred Stock at the address of each such holder as shown on the books of the Corporation.

     7.  CHANGE OF CONTROL; PROCEDURES UPON CHANGE OF CONTROL.
         ----------------------------------------------------

     (a) Upon the occurrence of a Change of Control Triggering Event, each holder of Series B Preferred Stock shall have the right to require that the Corporation repurchase such holder's shares of Series B Preferred Stock in whole or in part, in accordance with the procedures set forth in this Section 7.

     (b) Within 30 days of the occurrence of both a Change of Control and a Rating Decline with respect to all of the Corporation's 9-1/8% Senior Notes due 2008, 10-1/2% Senior Discount Notes due 2008, 11% Senior Notes due 2008, 11-1/4% Senior Notes due 2010, 12-7/8% Senior Discount Notes due 2010, 10-3/4% Euro-Denominated Senior Notes due 2008, 11-1/4% Euro-Denominated Senior Notes due 2010 (collectively, the "Senior Notes") and any other indebtedness of the Corporation subject to similar change of control provisions ("Other Indebtedness") (such occurrence of both a Change of Control and a Rating Decline are referred to herein as a "Change of Control Triggering Event"), the Corporation will be required to make an Offer to Purchase all outstanding shares of Series B Preferred Stock at a price in cash equal to 101% of the Stated Value of such shares on the Purchase Date (as specified in the Offer to Purchase), plus accrued and unpaid dividends to such purchase date. Notwithstanding anything herein to the contrary, the Board of Directors shall not authorize the Corporation to make, and the Corporation shall not make (and shall not be required to make), any Offer to Purchase pursuant to this Section 7 at such time as the terms and provisions of any agreement of the Corporation, including any agreement or instrument relating to its indebtedness, prohibits the making of such Offer to Purchase or provides that such Offer to Purchase would constitute a breach thereof, or a default thereunder, or if the making of such Offer to Purchase shall be restricted or prohibited by applicable law. If the Corporation is unable to purchase any shares of Series B Preferred Stock to be purchased pursuant to this Section 7 because such purchase would violate any such agreement or applicable law, then the Corporation shall purchase such shares as soon thereafter as such purchase would not violate such agreement or laws.


     (c) For purposes of this Section 7, the following terms shall have the following meanings:


          (i) A "Change of Control" means the occurrence of any of the following events:


          a. if any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b) (1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than any one or more of the Permitted Holders, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the total voting power of the Voting Stock of the Corporation; provided, however, that the Permitted Holders are the "beneficial owners" (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, in the aggregate of a lesser percentage of the total voting power of the Voting Stock of the Corporation than such other person or group (for purposes of this clause (a), such person or group shall be deemed to beneficially own any Voting Stock of a corporation (the "specified corporation") held by any other corporation (the "parent corporation') so long as such person or group beneficially owns, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such parent corporation); or

          b. the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Corporation and its subsidiaries that are restricted under any of the Corporation's outstanding indebtedness, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to such a restricted subsidiary that is wholly owned or one or more Permitted Holders) shall have occurred; or

          c. during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election or appointment by such board or whose nomination for election by the shareholders of the Corporation was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

          d. the stockholders of the Corporation shall have approved any plan of liquidation or dissolution of the Corporation;

provided that no Change of Control shall be deemed to have occurred as a result of the holders of the Notes as of the Measurement Date acquiring shares of the Corporation's Common Stock.

     (ii) "Issue Date Rating" means, with respect to the Senior Notes, B3 in the case of Moody's and B in the case of S&P and, with respect to any Other Indebtedness, the ratings assigned to such Other Indebtedness in the date such Other Indebtedness is initially issued.

     (iii) "Moody's" means Moody's Investors Service, Inc. or, if Moody's Investors Service, Inc. shall cease rating debt securities having a maturity at original issuance of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if Moody's Investors Service, Inc. ceases rating debt securities having a maturity at original issuance of at least one year and its ratings business with respect thereto shall not have been transferred to any successor Person, then "Moody's" shall mean any other national recognized rating agency (other than S&P) that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by the trustees for the Senior Notes by a written notice given to the Corporation.

     (iv) "Offer to Purchase" means a written offer (the "Offer") sent by the Corporation by first-class mail, postage prepaid, to each registered holder of shares of Series B Preferred Stock on the date of the Offer offering to purchase all the outstanding shares of Series B Preferred Stock at the purchase price specified in such Offer (as determined pursuant this Section 7(b)). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of shares of Series B Preferred Stock within five business days after the Expiration Date. The Offer shall contain all instructions and materials necessary to enable such holders of Series B Preferred Stock to tender shares pursuant to the Offer to Purchase.

     (v) "Permitted Holders" means the members of the Corporation's Board of Directors on April 28, 1998 and their respective estates, spouses, ancestors and lineal descendents, the legal representatives of any of the foregoing, and the trustees of any bona fide trusts of which the foregoing are the sole beneficiaries or the grantors, or any person of which the foregoing "beneficially owns" (as defined in Rule 13d-3 under the Exchange Act) at least 66-2/3% of the total voting power of the Voting Stock.

     (vi) "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association or joint venture.

     (vii) "Rating Agencies" means Moody's and S&P.

            (viii) "Rating Date" means the earlier of the date of public notice of the occurrence of the Change of Control or of the intention of the Corporation to effect a Change of Control.

            (ix) "Rating Decline" shall be deemed to have occurred if, no later than 90 days after the Rating Date (which period shall be extended so long as the rating of the Senior Notes or any outstanding Indebtedness is under publicly announced consideration for possible downgrade by any of the Rating Agencies), either of the Rating Agencies assigns or reaffirms a rating to the Senior Notes or any outstanding Indebtedness that is lower than the applicable Issue Date Rating (or the equivalent thereof). If, prior to the Rating Date, either of the ratings assigned to the Senior Notes or any Other Indebtedness by the Rating Agencies is lower than the applicable Issue Date Rating, then a Rating Decline will be deemed to have occurred if such rating is not raised by the 90th day following the Rating Date. A downgrade within rating categories, as well as between rating categories, will be considered a Rating Decline.

            (x) "S&P" means Standard & Poor's Ratings Services or if Standard
& Poor's Rating Services shall cease rating debt securities having a maturity at original issuance of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if Standard & Poor's Rating Service ceases rating debt securities having a maturity at original issuance of at least one year and its ratings business with respect thereto shall not have been transferred to any successor Person, then "S&P" shall mean any other national recognized rating agency (other than Moody's) that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by the trustees for the Senior Notes by a written notice given to the Corporation.

              (xi) "Voting Stock" of any person or entity means the capital stock of such person or entity which ordinarily has voting power for the election of directors (or persons performing similar functions) of such person or entity, whether at all times or only for so long as no senior class of securities has the voting power by reason of any contingency.

     (d) In the event that the Corporation makes an offer to purchase shares of Series B Preferred Stock pursuant to this Section 7, the Corporation shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section, the Corporation shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section by virtue thereof.

     (e) Notwithstanding anything to the contrary contained in this Section 7, no Change of Control Triggering Event shall be deemed to have occurred to the extent that a Change of Control Triggering Event contains events that are more favorable to the holders of the Series B Preferred Stock than the provisions set for the in the indentures governing the Senior Notes relating to "Change of Control Triggering Events" (as defined in the indentures governing the Senior Notes) and similar provisions set forth in any agreements or instruments governing any Other Indebtedness.

     8. REDEMPTION.
        ----------

     (a) The Corporation shall redeem (to the extent that such redemption shall not violate any applicable provisions of the laws of the State of Delaware or the terms of any of the Corporation's then outstanding indebtedness) at a price in cash equal to the Stated Value per share, plus an amount equal to any dividends accrued but unpaid thereon (such amount is hereinafter referred to as the "Redemption Price"), on July 15, 2012 (the "Mandatory Redemption Date") all of the shares of Series B Preferred Stock outstanding on the Mandatory Redemption Date. Notwithstanding anything herein to the contrary, the Board of Directors shall not authorize the Corporation to, and the Corporation shall not (and shall not be required to), redeem shares of Series B Preferred Stock pursuant to this Section 8(a) at such time as the terms and provisions of any agreement of the Corporation, including any agreement or instrument relating to its indebtedness, prohibits the making of such redemption or provides that such redemption would constitute a breach thereof, or a default thereunder, or if the making of such redemption shall be restricted or prohibited by applicable law. If the Corporation is unable at the Mandatory Redemption Date to redeem any shares of Series B Preferred Stock then to be redeemed because such redemption would violate any such agreement or applicable law, then the Corporation shall redeem such shares as soon thereafter as redemption would not violate such agreement or laws.

     (b) The Corporation shall be entitled to redeem, at the option of the Corporation, in whole or in part, at any time or from time to time on or after July 15, 2007, at the redemption prices (expressed as percentages of Stated Value) set forth below, plus accrued and unpaid dividends thereon to the date of such redemption (each, an "Optional Redemption Date"), if redeemed during the twelve months beginning July 15th of the years indicated below:

     Year                                        Redemption Price
     ----                                        ----------------
     2007...................................          104.5%
     2008...................................          103.0%
     2009...................................          101.5%
     2010 and thereafter....................          100.0%


     (c) In the event of any redemption of only a part of the then outstanding Series B Preferred Stock, the Corporation shall effect such redemption pro rata among the holders thereof (based on the number of shares of Series B Preferred Stock held on the date of notice of redemption).

     (d) Subject to the limitations in Section 8(a), at least thirty (30) days prior to the Mandatory Redemption Date or any Optional Redemption Date, written notice shall be mailed, postage prepaid, to each holder of record of Series B Preferred Stock to be redeemed, at his or its post office address last shown on the records of the Corporation, notifying such holder of the number of shares so to be redeemed, specifying the Mandatory Redemption Date or Optional Redemption Date, as applicable, and the date on which such holder's conversion rights

(pursuant to Section 5 hereof) as to such shares terminate and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his or its certificate or certificates representing the shares to be redeemed (such notice is hereinafter referred to as the "Redemption Notice"). On or prior to the Mandatory Redemption Date and each Optional Redemption Date, each holder of Series B Preferred Stock to be redeemed shall surrender his or its certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Mandatory Redemption Price or Optional Redemption Price, as applicable, of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Mandatory Redemption Date or any Optional Redemption Date, as applicable, unless there shall have been a default in payment of the Mandatory Redemption Price or Optional Redemption Price, as applicable, all rights of the holders of the Series B Preferred Stock designated for redemption in the Redemption Notice as holders of Series B Preferred Stock (except the right to receive the Mandatory Redemption Price or Optional Redemption Price, as applicable, without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

     (e) Except as provided in Sections 8(a) and (b) hereof, the Corporation shall have no right to redeem the shares of Series B Preferred Stock. Any shares of Series B Preferred Stock so redeemed shall be permanently retired, shall no longer be deemed outstanding and shall not under any circumstances be reissued, and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized Series B Preferred Stock accordingly. Nothing herein contained shall prevent or restrict the purchase by the Corporation, from time to time either at public or private sale, of the whole or any part of the Series B Preferred Stock at such price or prices as the Corporation may determine, subject to the provisions of applicable law.

                  IN WITNESS WHEREOF, Level 3 Communications, Inc. has caused this Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series B Convertible Preferred Stock to be duly executed by its _________ this ___ day of July, 2002.

                                           LEVEL 3 COMMUNICATIONS, INC.

                                           By
                                             ------------------------------
                                             Name:
                                             Title: